Articles of Amendment - Business/Professional Corporation
Secretary of State - Corporation Division - 255 Capitol St. NE, Suite 151 - Salem, OR 97310-1327 - sos.oregon.gov/business - Phone: (503) 986-2200

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REGISTRY NUMBER:	108800-86	Reset Form

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record.
We must release this information to all parties upon request and it will be posted on our website.	For office use only

Please Type or Print Legibly in Black Ink. Attach Additional Sheet if Necessary.

1.	ENTITY NAME:	Willamette Valley Vineyards, Inc.

2.	THE FOLLOWING AMENDMENT(S) TO THE ARTICLES OF INCORPORATION IS MADE HEREBY: State the article number(s) and set forth the article(s) as it is amended to read. (Attach a separate sheet if necessary.)

Article II, Section A:
Authorized Shares. The aggregate number of shares which the Corporation shall have the authority to issue is 110,000,000, no par value, of which 10,000,000 shall be designated Common Stock and 100,000,000 shall be designated Preferred Stock.

3.	THE AMENDMENT WAS ADOPTED ON:	July 16, 2022
(If more than one amendment was adopted, identify the date of adoption of each amendment.)

4.	PLEASE CHECK THE APPROPRIATE STATEMENT:

Shareholder action was required to adopt the amendment(s).
The vote was as follows:

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST
Common	4,964,529	3,293,379	1,460,744	935,944

Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action.

The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the Incorporators or by the board of directors.

5.	Principal Place of Business (Physical Street Address)

8800 Enchanted Way SE
Turner, OR 97392

6.	INDIVIDUAL WITH DIRECT KNOWLEDGE (Name and Address)
List the name and address of at least one individual who is a director, or controlling shareholder of the corporation or an authorized representative with direct knowledge of the operations and business activities of the corporation.
John Ferry, Chief Financial Officer
8800 Enchanted Way SE
Turner, OR 97392

7.	EXECUTION:

I declare as an authorized signer, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, directors, employees or agents of the corporation. This filing has been examined by me and is, to the best of my knowledge and belief true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

Signature:	Printed Name:	Title:

/s/ James W. Bernau	James W. Bernau	President

CONTACT NAME: (To resolve questions with this filing)

Jesse Lyon - Davis Wright Tremaine LLP

PHONE NUMBER: (Include area code)

(503) 778-5268

Articles of Amendment - Business/Professional Corporation (11/17)
FEES
Required Processing Fee $100
Processing Fees are nonrefundable. Please make check payable to "Corporation Division".
Free copies are available at sos.oregon.gov/business using the Business Name Search program.